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2009
2009 Pro Forma
Actual Actual
Statistics Frontier SpinCo Sub-Total Synergies Total
Revenue $2,118 $3,953 $6,071 $0 $6,071
Adjusted EBITDA (1) 1,149         1,819        2,968        500        3,468
% EBITDA Margin 54.3% 46.0% 48.9% 57.1%
Bridge to Free Cash Flow:
Interest Expense (378)            (280)           (659)           -          (659)
Cash Taxes (60)             (243)           (303)           (190)        (493)
Capital Expenditures (231)            (558)           (789)           -          (789)
Other 11               -             11              -          11
Free Cash Flow $491 $738 $1,229 $310 $1,539
Net Debt / Adj. EBITDA 3.9x 1.9x 2.6x 2.3x
Adj. EBITDA / Interest Exp. 3.0x 6.5x 4.5x 5.3x
Dividend ($0.75 / share) (2) $0 $0 $742 $0 $742
FCF Dividend Payout Ratio – – 60% – 48%
2009 Key Pro Forma Financial Data
Notes
(1) See adjustments in Appendix, Reconciliation of Non-GAAP Financial Measures.
(2) Based on share price at the $7.75 mid-point of the collar.
(3) Assumes $3.4 billion of debt with blended interest rate of 8.25%.
(4) Adjusted to exclude $52 million of non-cash pension and OPEB expense at SpinCo.
(5) Includes assumed $65M of financing for deal costs.
(4)
(3)
(5)
Exhibit 99.4

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frontier Communications

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Non-GAAP Information
Use of Non-GAAP Information
This presentation contains non-GAAP financial information. For a reconciliation of these measures to the
most comparable measure prepared in accordance with GAAP, see the Appendix.   Neither Verizon nor
Verizon’s Separate Telephone Operations have historically used Adjusted EBITDA in connection with the management of Verizon’s Separate Telephone Operations.  All information regarding Adjusted EBITDA in this presentation has been prepared by Frontier.

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Reconciliation of Non-GAAP Financial Measures
Verizon's Separate Pro Forma Total
($ in millions) Frontier Telephone Operations Adjustments Pro Forma
EBITDA
Operating Income 606 $         542 $                 219 $       1,367 $
Add back:
Depreciation and amortization 477                  781                          253                1,511
EBITDA, as reported 1,083 $      1,323 $              472 $       2,878 $
Add/(subtract):
34                    52                            -                  86
Severance and early retirement costs 4                      -                           -                  4
Acquisition and integration costs 28                    -                           (28)                  -
Adjusted EBITDA 1,149 $      1,375 $              444 $       2,968 $
For the year ended December 31, 2009
Non-cash pension and other
postretirement costs